Exhibit 99.1

Nov. 4, 2015	Gregory Panagos
Corrected and replaced 11/5/15	Vice President, Investor Relations
(Only correction is the years in Income Statement table as follows:	856-566-4005
For three months ended Sept. 30, 2015 and 2014)	gregory.panagos@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS STRONG THIRD QUARTER 2015 RESULTS

•	Diluted earnings per share from continuing operations increased 10.3 percent over the third quarter 2014.
•	Revenue increased 5.9 percent to $896.2 million compared to the same period last year.
•	Company narrows 2015 earnings guidance from continuing operations to a range of $2.60 to $2.65 per diluted share.

VOORHEES, N.J., Nov. 4, 2015 – American Water Works Company, Inc. (NYSE: AWK) today reported results for the three months ended Sept. 30, 2015.

“We continued to execute our strategies during the first nine months of 2015,” said Susan Story, president and CEO of American Water. “We invested in our water and wastewater systems to provide safe, clean and reliable service to our customers. We balanced that investment with improved efficiencies to keep our services affordable, and increased our customer base through regulated acquisitions and organic growth.

“In our Market-Based Businesses, we added our 12th military installation, continued to grow our homeowner services’ business and completed our acquisition of Keystone Clearwater Solutions, a water services provider to the Marcellus and Utica Shale in the Appalachian basin.

“These efforts resulted in increases to earnings per share and revenues for the third quarter, and demonstrate our progress toward achieving our long-term plan of growing earnings per share by seven to 10 percent through 2019,” said Story.

For the third quarter 2015, the company reported income from continuing operations of $173.9 million, or 96 cents per diluted common share (“diluted share”), compared to 87 cents per diluted share in the third quarter of 2014, a 10.3 percent increase. For the first nine months of 2015, the company reported income from continuing operations of $377.0 million, or $2.09 per diluted share, compared to $1.87 per diluted share for the first nine months of 2014, an 11.8 percent increase. Diluted earnings per share (EPS) from continuing operations, excluding costs related to the Freedom Industries chemical spill in 2014 (a non-GAAP financial measure), increased 9.4 percent compared to $1.91 for the nine months ended Sept. 30, 2014.

The Regulated Businesses continue to be the major contributor to earnings and experienced strong growth for the quarter and year-to-date through September, driven by infrastructure investment coupled with lower operating and maintenance expenses from the company’s continued focus on operational efficiencies. The Market-Based Businesses also reported higher earnings growth for the quarter and year-to-date through September as it continued growth through its Military Services and Homeowner Services lines of business.

Net income including discontinued operations was 96 cents per diluted share for the quarter and $2.09 per diluted share year-to-date Sept. 30, 2015, compared to 85 cents per diluted share for the third quarter 2014, and $1.83 per diluted share for the nine months ended Sept. 30, 2014. Revenues were $896.2 million for the third quarter 2015, and $2,376.4 million year-to-date Sept. 30, 2015, compared to $846.2 million for the third quarter 2014, and $2,280.0 million for the nine months ended Sept. 30, 2014.

Year-to-date Sept. 30, 2015, the company made capital investments of approximately $970 million, including $793 million to replace and improve infrastructure for continued reliable service to customers, $44 million for regulated acquisitions and $133 million to acquire Keystone

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Clearwater Solutions (“Keystone”). American Water plans to invest $1.3 to $1.4 billion in 2015, with almost $1.2 billion of this total to improve water and wastewater systems.

Regulated Businesses

For the third quarter, revenues for the Regulated Businesses segment totaled $780.7 million, an increase of $27.0 million, or 3.6 percent, compared to the same period last year. For the nine months ended Sept. 30, 2015, revenues totaled $2.1 billion, an increase of $43.5 million, or 2.1 percent, compared to the same period last year. The increases for both periods were primarily due to mild weather in 2014, as well as 2015 rate increases and surcharges in recognition of system improvements to better serve customers.

The operations and maintenance (O&M) expense decreased $1.2 million, or 0.4 percent, for the quarter and $26.6 million, or 3.2 percent, for the nine months ended Sept. 30, 2015 compared to same periods last year. The decrease for nine months ended Sept. 30, 2015, was mainly due to incremental costs in 2014 associated with the Freedom Industries chemical spill in West Virginia, and the company’s continued cost management efforts.

For the 12-month period ended Sept. 30, 2015, the adjusted O&M efficiency ratio (a non-GAAP measure) improved to 35.8 percent, compared to 36.8 percent for the 12-month period ended Sept. 30, 2014. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.

As of Sept. 30, 2015, the company was awarded approximately $58.5 million in additional annualized revenues from general rate cases and infrastructure charges for the year. American Water is currently awaiting final orders and/or proposed settlements for general rate cases in three jurisdictions, requesting $69.5 million in total additional revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

American Water’s Regulated Businesses completed several acquisitions during the quarter adding 846 customers to its existing footprint. Year-to-date the company added 19,167 customers from acquisitions and currently has 16 pending acquisition agreements in several jurisdictions that if approved and completed will add approximately 13,326 customers to the company’s customer base.

Market-Based Businesses

For the third quarter of 2015, the Market-Based Businesses revenues totaled $120.4 million, an increase of $23.4 million, or 24.1 percent, compared to the same period last year. For the nine months ended Sept. 30, 2015, Market-Based revenues totaled $307.8 million, an increase of $54.0 million, or 21.3 percent, compared to the same period in 2014. The increases in both periods were primarily due to additional revenues in Military Services from increased construction activity and the addition of two bases in the second half of 2014, higher revenues in Homeowner Services from contract growth, primarily in New York City, and the Keystone acquisition.

The O&M expense increased by $21.0 million, or 27.1 percent, for the quarter and $48.0 million, or 23.5 percent, for the nine months ended Sept. 30, 2015, compared to same periods last year. The increases were driven by contract growth in the military and homeowner services business lines, as well as military construction project activities and the Keystone acquisition.

American Water continues to grow its Market-Based Businesses. Effective July 8, 2015, the company completed its acquisition of a 95 percent equity interest in Keystone. The company established Keystone under a holding company separate from its existing utility subsidiaries and American Water Enterprises entity, which owns the company’s military, contract, and homeowner services lines of business. The financial results of Keystone have been included in Market-Based Businesses, which also includes American Water Enterprises.

In September, Military Services was awarded a contract for the water and wastewater systems at Vandenberg Air Force Base in California. The award revenue is estimated at $298 million over a 50-year period.

“American Water is very proud to provide our servicemen and -women and their families on 12 military installations across the country with high quality, reliable water and wastewater services,” said Story. “We believe our strong performance record in both operating and improving the water and wastewater systems efficiently and effectively is a significant factor to our being awarded more military contracts than any other water utility company. In fact, American Water has received several national recognitions for our efforts, including the Partnership for Safe Water Award for Distribution System Optimization at four of the bases we serve. These awards recognize our efforts to go above and beyond what is required when it comes to water quality for the men and women and their families who serve all of us so courageously every day.”

The company’s homeowner services business also continued to expand, with a total of approximately 1.6 million contracts and about 800,000 customers enrolled in its service warranty programs. The company also received a notice of intent to award an exclusive contract with Georgetown County Water and Sewer District in South Carolina, pending contract negotiations, to offer programs to its 22,000 eligible homeowners.

Quarterly Dividend

On Oct. 30, 2015, American Water’s board of directors declared a quarterly cash dividend payment of $0.34 per share of common stock, payable on Dec. 1, 2015, to all shareholders of record as of Nov. 9, 2015.

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On June 1, 2015 American Water’s board of directors declared a quarterly cash dividend of $0.34 per share of common stock, paid Sept. 1, 2015, to all shareholders of record as of Aug. 10, 2015.

2015 Earnings Guidance

American Water narrowed its 2015 earnings guidance from continuing operations to be in the range of $2.60 to $2.65 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

This press release includes a presentation of adjusted EPS from continuing operations. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EPS from continuing operations is defined as GAAP diluted earnings per common share from continuing operations excluding the one-time impact of the Freedom Industries chemical spill in West Virginia in 2014. This item constitutes a “non-GAAP financial measure” under SEC rules. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that this adjustment provides the company and its investors with an indication of American Water’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustment to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the company’s performance. Accordingly, the measurements have limitations depending on their use.

This press release also includes a presentation of adjusted O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill as well as the estimated impact of weather. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. The item constitutes a “non-GAAP financial measure” under SEC rules. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to estimated purchased water revenues and purchased water expenses as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill and weather, which involve items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs.

Set forth at the end of this release are tables that reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure.

2015 Third Quarter Earnings Conference Call

The 2015 third quarter earnings conference call will take place on Thursday, Nov. 5, 2015, at 9 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call are also available online at http://ir.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through Nov. 12, 2015, by dialing 412-317-0088 for U.S. and international callers. The access code for replay is 10074632.  The online archive of the webcast will be available through Dec. 7, 2015, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest and most geographically diversified publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2015 earnings guidance and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates and other

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matters; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; potential costs and liabilities of American Water for environmental matters associated with Keystone’s operations; the outcome of litigation and government action including with respect to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes and tornadoes, and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its technology systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies and attacks on its computer systems; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations; its ability to successfully expand its business, including concession arrangements and agreements for provision of water services in shale regions for exploration and production; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; the effect of restrictive covenants or changes to credit ratings on its current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase financing costs and funding requirements; the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories and the condemnation of its systems by municipalities using the power of eminent domain; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s businesses, please refer to American Water’s annual and quarterly SEC filings. The company undertakes no duty to update any forward-looking statement, except as otherwise required by the federal securities laws.

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AMERICAN WATER REPORTS 2015 THIRD QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$896,206	$846,169	$2,376,405	$2,279,950
Operating expenses
Operation and maintenance	363,610	341,348	1,024,066	1,004,377
Depreciation and amortization	111,196	106,789	327,496	318,398
General taxes	60,292	60,807	184,210	178,276
(Gain) loss on asset dispositions and purchases	(175)	(60)	(2,512)	(616)
Total operating expenses, net	534,923	508,884	1,533,260	1,500,435
Operating income	361,283	337,285	843,145	779,515
Other income (expenses)
Interest, net	(77,636)	(75,445)	(228,730)	(222,673)
Allowance for other funds used during construction	3,571	2,805	8,766	7,064
Allowance for borrowed funds used during construction	2,168	1,570	6,232	4,324
Amortization of debt expense	(2,112)	(1,669)	(5,754)	(4,971)
Other, net	(189)	(733)	555	(2,591)
Total other income (expenses)	(74,198)	(73,472)	(218,931)	(218,847)
Income before income taxes	287,085	263,813	624,214	560,668
Provision for income taxes	113,191	107,205	247,202	224,773
Income from continuing operations	173,894	156,608	377,012	335,895
Loss from discontinued operations, net of tax	-	(4,423)	—	(6,288)
Net income	$173,894	$152,185	$377,012	$329,607

Basic earnings per share: (a)
Income from continuing operations	$0.97	$0.87	$2.10	$1.88
Loss from discontinued operations, net of tax	$-	$(0.02)	$—	$(0.04)
Basic earnings per share	$0.97	$0.85	$2.10	$1.84
Diluted earnings per share: (a)
Income from continuing operations	$0.96	$0.87	$2.09	$1.87
Loss from discontinued operations, net of tax	$-	$(0.02)	$—	$(0.03)
Diluted earnings per share	$0.96	$0.85	$2.09	$1.83

Average common shares outstanding during the period
Basic	179,578	178,992	179,534	178,800
Diluted	180,353	179,948	180,346	179,723
Dividends declared per common share	$0.34	$0.62	$0.68	$0.93

(a) Earnings per share amounts are computed independently for income from continuing operations, loss from discontinued operations and net income. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amount for net income.

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AMERICAN WATER REPORTS 2015 THIRD QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	September 30,	December 31,
	2015	2014

Cash and cash equivalents	$75,224	$23,080
Other current assets	803,785	638,289
Total property, plant and equipment	13,605,510	13,029,296
Total regulatory and other long-term assets	2,620,654	2,440,291
Total Assets	$17,105,173	$16,130,956

Short-term debt	$379,944	$449,959
Current portion of long-term debt	22,023	61,132
Other current liabilities	763,420	729,907
Long-term debt	5,954,901	5,448,245
Total regulatory and other long-term liabilities	3,706,771	3,451,250
Contributions in aid of construction	1,112,662	1,074,872
Total stockholders' equity	5,165,452	4,915,591
Total Capitalization and Liabilities	$17,105,173	$16,130,956

American Water Works Company, Inc. and Subsidiary Companies

Adjusted Earnings Per Share from Continuing Operations (A Non-GAAP, unaudited measure)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Income from continuing operations per diluted common share	$0.96	$0.87	$2.09	$1.87
Add:
After-tax impact of West Virginia Freedom Industries Chemical Spill	-	-	-	0.04
Adjusted income from continuing operations per diluted common share	$0.96	$0.87	$2.09	$1.91

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AMERICAN WATER REPORTS 2015 THIRD QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	For the Twelve Months Ended September 30,
	2015	2014
	(In thousands)
Total Operation and Maintenance Expense	$1,369,553	$1,330,605
Less:
Operation and maintenance expense—Market-Based Businesses	337,415	272,386
Operation and maintenance expense—Other	(52,805)	(53,606)
Total Regulated Operation and Maintenance Expense	1,084,943	1,111,825
Less:
Regulated purchased water expense	117,801	119,692
Allocation of non-operation and maintenance expense	37,095	37,975
Impact of West Virginia Freedom Industries chemical spill	136	10,302
Estimated impact of weather (mid-point of range)	—	(1,762)
Adjusted Regulated Operation and Maintenance Expense (a)	$929,911	$945,618

Total Operating Revenues	$3,107,783	$2,986,192
Less:
Operating revenues—Market-Based Businesses	408,643	334,647
Operating revenues—Other	(18,693)	(17,594)
Total Regulated Operating Revenues	2,717,833	2,669,139
Less:
Regulated purchased water expense*	117,801	119,692
Plus:
Impact of West Virginia Freedom Industries chemical spill	—	1,012
Estimated impact of weather (mid-point of range)	—	16,785
Adjusted Regulated Operating Revenues (b)	$2,600,032	$2,567,244

Adjusted Regulated Operation and Maintenance Efficiency Ratio (a)/(b)	35.8%	36.8%

* Calculation assumes purchased water revenues approximate purchased water expenses.

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